UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Crexendo, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	87-0591719
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1615 South 52nd Street, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

(602) 714-8500
 (Registrant’s telephone number, including area code)
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2013 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
———————
Steven G. Mihaylo
Chief Executive Officer and Chairman
Crexendo, Inc.
1615 S. 52nd St.
Tempe, Arizona 85281
(602) 714-8500
(Name, address, and telephone number, including area code, of agent for service)
———————

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock (par value $0.001 per share) to be issued under the Crexendo, Inc. 2003 Equity Incentive Plan	2,313,634	(2)	$3.97	(4)	9,185,126.98	(6)	$1,252.85
Common Stock (par value $0.001 per share) to be issued under the Crexendo, Inc. 2013 Long-Term Incentive Plan	4,000,000	(3)	$3.19	(5)	$12,760,000		$1,740.46
Total							$2,993.32

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under Crexendo, Inc. 2013 Long-Term Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) This subtotal represents shares issuable upon exercise of options that have been granted as of the date of this Registration Statement issued under the Amended and Restated 2003 Equity Incentive Plan.  No additional options will be issued pursuant to the Amended and Restated 2003 Incentive Compensation Plan.

(3) This subtotal represents shares reserved for issuance under the 2013 Long-Term Incentive Plan.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of awards outstanding under the 2003 Equity Incentive Plan whose exercise will result in the issuance of share registered.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $3.19 per share for 4,000,000 shares is based on the average of the reported high and low sales prices for the Registrant’s common stock as reported by the NYSE Market on July 31, 2013.

(6) Calculated in accordance with Rule 457(h) based on the aggregate exercise price for all presently outstanding options described in Note 2 above.

The Amount of the Registration Fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the adjusted fee rate for fiscal 2013 shall be “$136.40 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Item 2 will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Crexendo, Inc. (the “Registrant” or the “Company”) with the SEC:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 18, 2013.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 15, 2013.

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 14, 2013.

(4)	The Registrant’s Current Reports on Form 8-K, filed on May 15, 2013, June 12, 2013, July 2, 2013, and August 13, 2013.

(5)	The 2003 Long-Term Incentive Plan incorporated by reference to exhibit filed with the Registrant’s Current Report on Form 8-K, filed with the commission on August 13, 2013.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Jeffrey G. Korn holds employee stock options and restricted stock units representing less than 2% of the Registrant’s outstanding stock.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with each of its directors and officers, in addition to the indemnification provided for in the Registrant’s amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The indemnification provision in the Registrant’s amended and restated certificate of incorporation, bylaws and the indemnification agreements entered into between the Registrant and the Registrant’s directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

See also the Registrant’s undertakings under Item 9 of this Registration Statement.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Crexendo, Inc. 2013 Long-Term Incentive Plan
5.1	Opinion of Jeffrey G. Korn, esquire
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Jeffrey G. Korn, esquire (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)

*   Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K, filed August 13, 2013.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tempe, State of Arizona, on August 14, 2013.

Crexendo, Inc.
By:	/s/ Steven G. Mihaylo_______________
Steven G. Mihaylo, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Mihaylo and Ronald Vincent, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 14, 2013	By:	/s/ Steven G Mihaylo
Steven G Mihaylo Chief Executive Officer, Chairman of the Board of Directors

Date: August 14, 2013	By:	/s/ Ronald Vincent
Ronald Vincent Chief Financial Officer

Date: August 14, 2013	By:	/s/ Todd Goergen
Todd Goergen Director

Date: August 14, 2013	By:	/s/ Craig Rauchle
Craig Rauchle Director

Date: August 14, 2013	By:	/s/ Robert Kamm
Robert Kamm Director

Date: August 14, 2013	By:	/s/ David Williams
David Williams Director

Date: August 14, 2013	By:	/s/ Anil Puri
Anil Puri Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Crexendo, Inc. 2013 Long-Term Incentive Plan
5.1	Opinion of Jeffrey G. Korn, esquire
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Jeffrey G. Korn, esquire (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)

*   Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K, filed August 13, 2013.